EXHIBIT 11

                    INTERSTATE BAKERIES CORPORATION
          SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (000's EXCEPT PER SHARE DATA)




                                                 Twelve Weeks Ended
                                               -----------------------
                                               August 22,   August 23,
                                                  1998         1997
                                               ----------   ----------

Net income                                      $34,491      $29,880
                                                =======      =======

Basic weighted average common shares
 outstanding                                     72,597       74,522
Effect of dilutive stock compensation             1,121        1,354
                                                -------      -------
Diluted weighted average common
 shares outstanding                              73,718       75,876
                                                =======      =======

Earnings per share:
  Basic                                         $   .48      $   .40
                                                =======      =======
  Diluted                                       $   .47      $   .39
                                                =======      =======